Exhibit 99.1

NEWS RELEASE

Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E  : 713-529-6600

For Immediate Release	lelliott@drg-e.com / apearson@drg-e.com

Gastar Exploration Announces Addition to Board of Directors and
Corporate Governance Enhancements

HOUSTON, January 13, 2010 – Gastar Exploration Ltd. (NYSE Amex: GST) is pleased to announce today several actions that are intended to enhance its overall corporate governance practices, including the addition of a new member to the Board of Directors.
Effective immediately, the position of Chairman of the Board will be assumed by John R. Rooney.  Mr. Rooney is an existing member of the Board of Directors and has a long and distinguished history of managing public entities.  Gastar’s bylaws will be amended to require that the positions of Chief Executive Officer and Chairman of the Board be held by separate individuals going forward.  J. Russell Porter will continue to lead Gastar’s business activities in his role as President and Chief Executive Officer.
Mr. Rooney, Gastar’s new Chairman of the Board, stated, “I am honored to assume this position as a part of Gastar’s ongoing efforts to strengthen corporate governance and assure shareholder representation.  I, along with the other Board members, commend Russ Porter for his service as Chairman and especially for his role in championing this separation of duties.”
Also effective immediately, Randolph C. Coley will join the Gastar Board of Directors and serve on the Nominating, Corporate Governance and Audit committees.  Mr. Coley is a retired partner with the law firm of King & Spalding and previously served as Executive Managing Director and Head of Investment Banking for Morgan Keegan & Company, Inc.
In addition, the Board of Directors will engage in a search for one additional independent Board member to be added to the nominated slate of directors at the 2010 Annual General Meeting of Gastar’s shareholders These changes and enhancements are being made as part of a corporate governance review by the Company’s Board of Directors with the concurrence of one of its significant institutional shareholders, Palo Alto Investors, LLC, which together with its affiliates own approximately 9.3% of the Company’s outstanding common shares.

J. Russell Porter, Gastar’s President and Chief Executive Officer, said, “We believe that the separation of the Chairman and CEO roles is in keeping with modern corporate governance practices and is intended to help assure shareholders that Gastar will remain at the forefront of good corporate governance practices going forward.  Gastar’s Board of Directors will be enhanced by John Rooney’s leadership and the addition of Randy Coley, whom we welcome to Gastar and look forward to his contributions.”

About Gastar Exploration
Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming.  For more information, visit our web site at www.gastar.com.

The NYSE Amex has not reviewed and does not accept responsibility for the adequacy of this release.

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